Exhibit 10(g)

AGREEMENT

     THIS AGREEMENT is made as of December 31, 1996 among DPL INC., an Ohio corporation (“DPL”), THE DAYTON POWER AND LIGHT COMPANY, an Ohio corporation and a subsidiary of DPL (“DP&L” and, together with DPL, the “Companies”), and PETER H. FORSTER (“Mr. Forster”), under the following circumstances:

     A. Mr. Forster has been employed by the Companies for many years and he currently serves as the Chairman of the Board and Chief Executive Officer of DPL and the Chairman of the Board of DP&L. During his tenure, Mr. Forster has made a unique and extremely valuable contribution to the Companies and has lead the Companies to a position of preeminence within the electric and gas utility industry.

     B. Mr. Forster is retiring as an employee of the Companies effective as of the date hereof and, in connection therewith, Mr. Forster is also resigning as the Chief Executive Officer of DPL.

     C. As the Companies confront the dramatic and rapid changes currently affecting the electric and gas utility industry generally and the challenges and uncertainties associated therewith, the Board of Directors of each of the Companies desires to secure the continued services of Mr. Forster to assure the continued benefit of his leadership, experience, wisdom, expertise and insight. Accordingly, the Board of Directors of each of the Companies desires that Mr. Forster remain as the Chairman of the Board of each of the Companies and as the Chairman of the Executive Committee of the Board of Directors of DPL and further desires to retain Mr. Forster as a consultant to the Companies.

     D. Mr. Forster is willing to remain, in a non-employee capacity, as the Chairman of the Board of each of the Companies and as the Chairman of the Executive Committee of the Board of Directors of DPL and to act as a consultant to the Companies, subject to and upon the terms and conditions contained herein.

     E. The Board of Directors of each of the Companies recognizes that Mr. Forster, by undertaking the commitment to the Companies contained herein, will forego other business opportunities which he otherwise could pursue.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, it is hereby agreed as follows:

     Section 1. Term. Unless sooner terminated as provided in Section 11, the term of this Agreement (the “Term”) shall commence as of January 1, 1997 and shall expire on December 31, 1999; provided, however, that the Term shall be automatically extended on December 31, 1999 and on each December 31 thereafter (each a “Renewal Date”) for an additional one year period unless, at least 15 months prior to any Renewal Date, either Mr. Forster or the Companies gives written notice (a “Nonrenewal Notice”) to the other that the Term will not be so extended on such Renewal Date and, in such event, the Term shall expire on such Renewal Date. Notwithstanding the foregoing, the Term shall continue in effect for a period of not less than 36 months after each Change of Control occurring during the Term; provided, however, that, if the event constituting a Change of Control is either the commencement of a tender offer and/or the entering into of an agreement referred to in clauses (i) or (ii) of the definition of “Change of Control” and such tender offer is still pending or such agreement has not been consummated at the end of the 36 month period applicable to such Change of Control, then such 36 month period shall be extended through the date on which such tender offer or agreement is either (i) terminated or abandoned or (ii) consummated, whichever occurs first, and the 36 month period provided for in Section 12(c) shall also be so extended. If more than one Change of Control occurs during the Term, the foregoing sentence shall be applicable to each such Change of Control.

     Section 2. Chairman of the Board. (a) Election. During the Term, so long as Mr. Forster is serving as a director of DPL, Mr. Forster shall serve as the Chairman of the Board of DPL, DP&L and Miami Valley Equipment, Inc. (a subsidiary of DP&L), in a non-employee capacity, and as the Chairman of the Executive Committee of the Board of Directors of DPL. Mr. Forster hereby agrees to serve in such capacities and, if requested, to also serve as a member of other committees of the Board of Directors of either of the Companies or as a director of other subsidiaries of the Companies.

     (b) Duties. In his capacities as Chairman of the Board of the Companies, Mr. Forster shall (i) preside at all meetings of the Board of Directors and of the shareholders, (ii) share with the Chief Executive Officers of the Companies the responsibility for establishing the agenda for all meetings of the Board of Directors (and the committees thereof), (iii) subject to the direction and control of the Board of Directors, be the Board’s representative and medium for communication, (iv) in conjunction with the Chief Executive Officers of the Companies, be responsible for (x) the formulation of the long term utility and nonutility corporate strategies of the Companies and the plan of implementation thereof, (y) any significant acquisition or business combination activities in which the Companies may become involved and (z) shareholder/investor relations and external relations with the financial community and the utility industry, (v) lend his guidance, experience, wisdom, expertise and insight to the Chief Executive Officers of the Companies as requested from time to time, and (vi) perform such other duties as may be required by law or the Regulations of the Companies or as may be reasonably assigned to him from time to time by the Board of Directors of the Companies.

     (c) Compensation. For his services under this Section 2, Mr. Forster shall (i) be entitled to receive such director’s and similar fees as are customarily paid to other non-employee directors of the Companies in accordance with the Companies’ standard policies and practices, including the same Stock Awards under DP&L’s Directors’ Deferred Stock Compensation Plan (the “Directors’ Deferred Stock Plan”) as are awarded to other non-employee directors of the Company, (ii) in addition to the Stock Awards provided for in the foregoing clause (i), be awarded annually on each January 1 during the Term a Stock Award opportunity of 35,000 DPL Common Shares under the Directors’ Deferred Stock Plan with the Stock Award opportunity for each such year subject to the same earning and vesting criteria as are generally applicable to Stock Incentive Units granted under DP&L’s Management Stock Incentive Plan (the “MSIP”)

for such year, (iii) be entitled to participate in DP&L’s 1991 Amended Directors’ Deferred Compensation Plan (the “Directors’ Deferred Compensation Plan”), and (iv) be entitled to receive such other compensation and benefits as are customarily provided to other non-employee directors of the Companies in accordance with the Companies’ standard policies and practices.

     Section 3. Consulting Services. (a) Duties. During the Term, Mr. Forster shall provide the Companies and their subsidiaries with such advisory and consulting services as the Board of Directors of either of the Companies may reasonably request from time to time. Any such advisory or consulting services shall be consistent with Mr. Forster’s stature and experience and his previous positions with the Companies. In particular, but without limitation of the foregoing, during the Term, Mr. Forster: (i) shall be responsible for, and shall report directly to the Executive Committee of the Board of Directors of DPL in connection with, the management, monitoring and oversight of the nonutility investment portfolios and activities of DPL and its subsidiaries, (ii) shall serve as a member of the Committee for the Retirement Plan One of DP&L (the “Defined Benefit Plan”) and, in connection therewith, shall assist in establishing and monitoring the financial and investment guidelines for Defined Benefit Plan and (iii) if requested, shall serve on the advisory board or other committee of any private equity partnership (or similar investment vehicle) in which DPL or any of its subsidiaries has made an investment. In connection with the performance of his duties under this Section 3, the Companies shall provide Mr. Forster such staff, professional and other support as Mr. Forster may reasonably request from time to time.

     (b) Compensation. For his services under this Section 3, Mr. Forster shall receive (i) base consulting fees at the annual rate of $500,000, payable annually in advance on each January 1 during the Term, (ii) for the calendar years of 1997, 1998 and 1999, such bonuses as the Compensation Committee may, in its discretion, determine and (iii) for the calendar year of 2000 and for each calendar year thereafter, a bonus calculated and determined in accordance with Annex A attached hereto, payable within 30 days after the end of each such calendar year. In recognition of the substantial contribution which Mr. Forster has made, and will continue to make, to the nonutility investment activities of DPL and its subsidiaries, the obligation to pay Mr. Forster the amounts specified in clause (iii) of the preceding sentence shall survive the termination of this Agreement for any reason (including, without limitation, by reason of the expiration of the Term or by reason of Mr. Forster’s death) and the Companies shall pay to Mr. Forster (or, in the event of his death, to such beneficiary as Mr. Forster may designate in writing, from time to time, to the Secretary of DPL or, in the absence of such designation, to his estate) annually the amount which would have been payable to Mr. Forster pursuant to clause (iii) of the preceding sentence had this Agreement remained in effect.

     (c) Deferral of Compensation. Mr. Forster may elect to defer the actual payment of any compensation payable to him pursuant to Section 3(b) in accordance with the Directors’ Deferred Compensation Plan.

     (d) Other Benefits. During the Term, the Companies shall provide Mr. Forster with life, health, accident and disability insurance benefits and similar fringe benefits on a basis substantially equivalent to those benefits which the Companies are currently providing to Mr. Forster.

     Section 4. Place of Performance. In performing his duties under this Agreement, Mr. Forster shall not be required to be physically located within Dayton, Ohio and Mr. Forster may perform such duties from such locations (either within or without Dayton, Ohio) as Mr. Forster may determine from time to time; provided, however, that Mr. Forster shall, subject to illness and unavoidable personal or other commitments, attend all meetings of the Boards of Directors of the Companies (and any committee thereof on which he serves) and be available in Dayton, Ohio on an “as needed” basis, from time to time, at such times as may be reasonably requested. During the Term, the Companies shall maintain at their principal corporate offices in Dayton, Ohio appropriate office facilities for Mr. Forster’s use.

     Section 5. Expenses. The Companies shall reimburse Mr. Forster for all reasonable out-of-pocket expenses (including travel expenses) incurred by him in connection with the performance of his duties hereunder.

     Section 6. Death Benefit. In accordance with existing arrangements with Mr. Forster, upon Mr. Forster’s death during the Term, the Companies shall pay a death benefit of $1,000,000 to such beneficiary as Mr. Forster may designate in writing to the Secretary of DPL. Mr. Forster may change any beneficiary so designated at any time by written notice to the Secretary of DPL. In the event that Mr. Forster fails to designate a beneficiary or the beneficiary so designated does not survive Mr. Forster, then such death benefit shall be paid to Mr. Forster’s estate.

     Section 7. Relationship of Parties. In the performance of his duties hereunder, Mr. Forster’s relationship to the Companies shall be that of an independent contractor and not that of an employee. Mr. Forster shall be solely responsible for and shall pay all applicable federal, state, local or other self-employment and income taxes applicable to the compensation payable to him hereunder.

     Section 8. Confidentiality. During the Term and indefinitely thereafter, Mr. Forster (i) shall keep and hold all confidential, nonpublic and/or proprietary information (including, without limitation, any information which may constitute a “trade secret” within the meaning of Ohio law) of, or relating to, either of Companies or any of their subsidiaries or affiliates in strict confidence and (ii) shall not, directly or indirectly, use or disclose to any person or entity any of such information, except to the extent that any such use or disclosure is related to the performance of his duties hereunder. Upon termination of this Agreement, Mr. Forster shall promptly return to the Companies all documents or other written or computer readable material containing or reflecting any of such confidential information in his possession or control.

     Section 9. Indemnification. The Companies shall indemnify Mr. Forster against any and all losses, liabilities, damages, expenses (including attorneys’ fees), judgments and amounts paid in settlement incurred by Mr. Forster in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either of the Companies, by reason of any act or omission to act in connection with the performance of his duties hereunder to the full extent that the Companies are permitted to indemnify a director, officer, employee or agent against the foregoing under Ohio law, including, without limitation, Section 1701.13(E) of the Ohio Revised Code. The Companies shall at all times cause Mr. Forster to be included, in his capacities hereunder, as a named insured under all directors’ and officers’ liability insurance coverage (or similar insurance coverage) maintained by either of the Companies from time to time.

     Section 10. Other Activities. Nothing contained herein shall prevent Mr. Forster from engaging in other business, civic, charitable or industry activities so long as such other activities do not unreasonably interfere with the performance of his duties hereunder.

     Section 11. Termination. (a) Death. This Agreement shall terminate automatically upon Mr. Forster’s death during the Term.

     (b) By the Companies. The Companies may terminate this Agreement during the Term on account of Mr. Forster’s Disability or for Cause.

     (c) By Mr. Forster. Mr. Forster may terminate this Agreement during the Term for Good Reason.

     (d) Notice of Termination. Any termination of this Agreement pursuant to Section 11(b) or 11(c) shall be communicated by a Notice of Termination. For this purpose, a “Notice of Termination” means a written notice given by the Companies to Mr. Forster or by Mr. Forster to the Companies which (i) indicates the specific termination provision(s) relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination and (iii) specifies the Date of Termination.

     Section 12. Obligations of the Companies Upon Termination. (a) Generally. Upon termination of this Agreement for any reason (including, without limitation, by reason of the expiration of the Term), the Companies shall:

        (i) pay to Mr. Forster in cash not later than the fifteenth day after the Date of Termination the amount of any compensation payable to Mr. Forster pursuant to Section 2(c)(i) or 3(b) through the Date of Termination to the extent not theretofore paid;

        (ii) provide benefits under, or benefits substantially equivalent to benefits under, the standard medical plan which was available to management and professional employees of the Companies in 1986 to Mr. Forster and his spouse for life and to any dependents of Mr. Forster for so long as, and to the extent that, his dependents would otherwise be covered under such plan;

        (iii) pay to Mr. Forster the amounts required to be paid to him pursuant to the second sentence of Section 3(b);

        (iv) pay or make available to Mr. Forster all other accrued benefits of any kind to which he is, or would otherwise have been, entitled through the Date of Termination.

Upon such termination, all earned and vested Stock Awards granted to Mr. Forster under the Directors’ Deferred Stock Plan and all compensation deferred by Mr. Forster in accordance with the Directors’ Deferred Compensation Plan shall be payable to Mr. Forster in accordance with such plans.

     (b) Severance Benefits Upon Termination in Certain Events. In addition to the payments and benefits provided for in Section 12(a), if this Agreement is terminated prior to the expiration of the Term (x) by Mr. Forster pursuant to Section 11(c) or (y) by the Companies other than pursuant to Section 11(b) and, as a result of such termination, Mr. Forster is not entitled to the severance benefits provided for in Section 12(d), then:

     (i) the Companies shall pay to Mr. Forster as severance compensation in a lump sum in cash not later than the fifteenth day after the Date of Termination an amount equal to the aggregate amount of the base annual consulting fees which would have been payable to Mr. Forster pursuant to Section 3(b) during the remainder of the Term;

     (ii) all unearned and/or unvested Stock Incentive Units awarded to Mr. Forster under the MSIP, and all unearned and/or unvested Stock Awards awarded to Mr. Forster under the Directors’ Deferred Stock Plan, shall be deemed to be fully earned and vested and such Stock Incentive Units and such Stock Awards shall be payable to Mr. Forster in accordance with the MSIP and the Directors’ Deferred Stock Plan; and

     (iii) the Companies shall, at their expense, continue to provide to Mr. Forster benefits substantially equivalent to the benefits required to be provided to him pursuant to Section 3(d) during, subject to Section 12(a)(ii), the remainder of the Term.

     (c) Termination after a Change of Control. In addition to the payments and benefits provided for in Section 12(a), if a Change of Control shall have occurred, then upon any subsequent termination of this Agreement at any time within 36 months following the occurrence of such Change of Control, Mr. Forster shall be entitled to the severance benefits provided for in Section 12(d), unless such termination is:

     (i) by the Companies on account of Mr. Forster’s Disability or for Cause,

     (ii) by Mr. Forster without Good Reason, or

     (iii) on account of Mr. Forster’s death.

Notwithstanding the foregoing or any other provision of this Agreement, if (x) the event constituting a Change of Control is only the commencement of a tender offer, (y) the tender offer is abandoned or terminated and (z) a majority of the Original Directors and/or their Successors (as such terms are defined within the definition of “Change of Control”) determine that the tender offer will not effectuate or result in a subsequent Change of Control and gives Mr. Forster written notice of such determination, then, as to that particular event only, a subsequent termination of this Agreement will not entitle Mr. Forster to the benefits provided for in Section 12(d). For purposes of this Agreement, termination of this Agreement shall be deemed to have occurred within 36 months following the occurrence of a Change of Control if a Notice of Termination with respect thereto is given within such 36 month period.

     (d) Severance Benefits After a Change of Control. If this Agreement is terminated under circumstances which, pursuant to Section 12(c), entitle Mr. Forster to receive severance benefits pursuant to this Section 12(d), then:

        (i) the Companies shall pay to Mr. Forster as severance compensation in a lump sum in cash not later than the fifteenth day after the Date of Termination an amount equal to the sum of: (x) 300% of the base annual consulting fees payable to Mr. Forster pursuant to Section 3(b), (y) 300% of the average annual bonus paid to Mr. Forster for the three calendar years immediately preceding the year in which the Date of Termination occurs, whether paid pursuant to the MICP or pursuant to clauses (ii) or (iii) of the first sentence of Section 3(b) and (z) any amount payable to Mr. Forster pursuant to Section 17;

        (ii) all unearned and/or unvested Stock Incentive Units awarded to Mr. Forster under the MSIP, and all unearned and/or unvested Stock Awards awarded to Mr. Forster under the Directors’ Deferred Stock Plan, shall be deemed to be fully earned and vested and such Stock Incentive Units and Stock Awards shall be payable to Mr. Forster in accordance with the MSIP and the Directors’ Deferred Stock Plan; and

        (iii) the Companies shall, at their expense, continue to provide to Mr. Forster benefits substantially equivalent to the benefits required to be provided to him pursuant to Section 3(d) until, subject to Section 12(a)(ii), the third anniversary of the Date of Termination.

     (d) No Mitigation. The benefits provided under Sections 12(b) and (d) shall not be treated as damages, but rather shall be treated as severance compensation to which Mr. Forster is entitled under the terms and conditions set forth herein. Mr. Forster shall not be required to mitigate the amount of any benefit provided for in Sections 12(b) or (d) by seeking employment or otherwise.

     Section 13. Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

     “Cause” means (i) the commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs or (iv) if no Change of Control has occurred (other than the commencement of a tender offer and/or the entering into of an agreement referred to in clauses (ii) or (iii) of the definition of Change of Control), the failure by Mr. Forster to substantially perform his duties hereunder (other than any such failure resulting from his physical or mental illness or other physical or mental incapacity) as determined by the Board of Directors of DPL. Notwithstanding the foregoing, “Cause” shall not be deemed to exist unless and until there shall have been delivered to Mr. Forster a copy of a resolution duly adopted by the written consent of not less than three-fourths of the number of directors of DPL then in office (after reasonable notice to Mr. Forster and an opportunity for Mr. Forster, together with his counsel, to be heard at a meeting of the Board of Directors of DPL called and held for that purpose), finding that in the good faith opinion of such directors Mr. Forster was guilty of conduct set forth in clauses (i), (ii), (iii) or of the preceding sentence and specifying the particulars thereof in detail.

     “Change of Control” means any change in control of DPL or DP&L of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any “person” (as such term is defined in Sections 13(d) and 14(d)(2) of the Exchange Act; hereafter, a “Person”), other than DPL or DP&L or an entity then directly or indirectly controlling, controlled by or under common control with DPL or DP&L, is on the date hereof, or becomes or commences a tender offer to become, the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing 15% or more of the combined voting power of the then outstanding securities of DPL or DP&L; (ii) DPL or DP&L enters into an agreement to merge or consolidate itself, or an agreement to consummate a “combination” or “majority share acquisition” in which it is the “acquiring corporation” (as such terms are defined in Section 1701.01 of the Ohio Revised Code as in effect on December 31, 1990) and in which shareholders of DPL or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of DPL or DP&L, or any surviving or new corporation as the case may be, having less than 67% of the “voting power” of DPL or DP&L, or any surviving or new corporation as the case may be, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power”, excluding any merger of DPL into DP&L or of DP&L into DPL; (iii) DPL or DP&L enters into an agreement to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to DPL, but not including a mortgage or pledge of assets granted in connection with a financing; (iv) any transaction referred to in (ii) or (iii) above is consummated; or (v) those persons serving as directors of DPL or DP&L on the date hereof (the “Original Directors”) and/or their Successors do not constitute a majority of the whole Board of Directors of DPL or DP&L, as the case may be (the term “Successors” shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of DPL or DP&L, as the case may be, at the time of such election or nomination for election).

     “Date of Termination” means (a) if this Agreement is terminated pursuant to Section 11(b) or pursuant to Section 11(c), the date specified in the Notice of Termination or (b) if this Agreement is terminated for any other reason (including, without limitation, by reason of the expiration of the Term), the date of such termination.

     “Disability” means the inability of Mr. Forster to perform his duties hereunder for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity, followed by DPL giving Mr. Forster 30 days’ written notice of its intention to terminate this Agreement by reason thereof and Mr. Forster’s failure because of such physical or mental illness or other physical or mental disability or incapacity to resume the performance of his duties hereunder within such 30 day period and thereafter perform the same for a period of two consecutive months.

     “Good Reason” means:

     (a) other than in connection with the termination of this Agreement pursuant to Section 11(a), (b) or (c) or by reason of the expiration of the Term, the failure to elect Mr. Forster to any of the offices specified in Section 2(a) for any reason whatsoever;

     (b) the assignment to Mr. Forster, without his consent, of any duties inconsistent with the duties contemplated by Sections 2(b) and 3(a);

     (c) if, within 36 months after the date of a Change of Control (other than a Change of Control consisting only of a commencement of a tender offer and/or the entering into of an agreement referred to in clauses (ii) or (iii) of the definition of “Change of Control”), Mr. Forster determines in good faith that, due to such Change of Control, he is not able to effectively discharge his duties hereunder;

     (d) the failure by the Companies to obtain the assumption of this Agreement by any successor as provided in Section 15;

     (e) the termination of this Agreement by the Companies without satisfying any of the applicable requirements therefor set forth herein; or

     (f) any other material breach by the Companies of this Agreement.

     Section 14. Rights as Former Employee. Nothing contained in this Agreement shall be construed as preventing Mr. Forster from participating in any benefit or in any plan, program or arrangement in the same manner and to the same extent that Mr. Forster, as a former employee of the Companies, is entitled to participate and nothing contained herein shall limit or otherwise affect any of Mr. Forster’s rights thereunder.

     Section 15. Successors. This Agreement is personal and shall not be assignable by either of the Companies or by Mr. Forster (otherwise than by will or the laws of descent and distribution) without prior written consent. This Agreement shall inure to the benefit of, and be enforceable by, Mr. Forster’s personal or legal representatives, executors, administrators, successors, beneficiaries, heirs, distributees, devisees and legatees. In the event of Mr. Forster’s death while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as Mr. Forster shall have designated by written notice delivered to the Companies prior to his death or, failing such written notice, to his estate. This Agreement shall inure to the benefit of, and be binding upon, the Companies and their respective successors. The Companies shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of either of the Companies, by agreement in form and substance satisfactory to Mr. Forster, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place.

     Section 16. Legal Expenses. The Companies shall reimburse Mr. Forster in full for all legal fees and expenses reasonably incurred by him in connection with this Agreement (including, without limitation, any such fees and expenses incurred in contesting or disputing any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided herein, regardless of the outcome, unless, in the case of a legal action brought by Mr. Forster or in his name, a court finally determines that such action was not brought in good faith).

     Section 17. Gross-Up Payment. In the event that any payments under this Agreement or any other agreement will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”) or any successor or similar provision, the Companies shall pay Mr. Forster an additional amount (the “Gross-Up Payment”) such that the net amount retained by Mr. Forster after deduction of any Excise Tax on such payments (excluding payments pursuant to this Section 17), and after deduction for any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 17, shall be equal to the amount of such payments (excluding payments pursuant to this Section 17) before payment of any Excise Tax (hereinafter the “Excise Tax Compensation Net Payment”). For purposes of determining whether any of such payments will be subject to the Excise Tax and the amount of such Excise Tax, any payments or benefits received or to be received by Mr. Forster in connection with a Change of Control or the termination of this Agreement shall be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “excess parachute payments” within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the independent auditors of the Companies and acceptable to Mr. Forster such payments or benefits do not constitute parachute payments or excess parachute payments. For purposes of determining the amount of the Gross-Up Payment, Mr. Forster shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the Date of Termination, Mr. Forster shall repay to the Companies, at the time that the amount of such reduction in Excise Tax is finally determined, an amount necessary so that the total payments hereunder equal the Excise Tax Compensation Net Payment, plus interest on the amount of such repayment at a rate equivalent to the rate described in Section 280G(d)(4) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the Date of Termination, the Companies shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. The Gross-Up Payment shall be paid not later than the fifteenth day after the Date of Termination.

     Section 18. Nature of Obligations. The obligations of the Companies hereunder are joint and several.

     Section 19. Funding of Master Trust. Upon a Change of Control, the Companies shall immediately transfer to the Master Trust (the “Barnett Banks Master Trust”) established pursuant to the Master Trust Agreement dated as of February 1, 1995 among the Companies and Barnett

Banks Trust Company N.A., Richard J. Chernesky and Richard A. Broock, as trustees cash or other property in an amount sufficient to fund all payments and benefits, based upon reasonable estimates, which may thereafter be payable by the Companies to Mr. Forster hereunder or otherwise (including, without limitation, under any plan, program or arrangement of either of the Companies in which Mr. Forster is participating or has participated). From time to time thereafter, the Companies shall, at least on a quarterly basis, transfer to the Barnett Banks Master Trust such additional cash or other property as may then be necessary to fund all such payments and benefits.

     Section 20. General Provisions. (a) Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) or delivered, if to the Companies, addressed to

DPL INC. MacGregor Park 1065 Woodman Drive Dayton, OH 45432 Attention: Corporate Secretary

and if to Mr. Forster, addressed to

Mr. Peter H. Forster
P.O. Box 1519
Ponte Vedra Beach, Florida 32004

Any party may change the address to which notices to such party are to be directed by giving written notice of such change to the other parties in the manner specified in this Section 19.

     (b) Waiver. No failure or delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.

     (c) Amendment. Any amendment to this Agreement or any waiver of rights or any consent hereunder shall not be operative unless it is in writing and signed by the party sought to be charged.

     (d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute a single instrument.

     (e) Injunctive Relief. Each party acknowledges that a party may be irreparably injured by any breach of this Agreement; accordingly, any party alleging a breach (or threatened breach) shall be entitled to seek specific performance and other injunctive relief as remedies for any such breach (or threatened breach), in addition to all other remedies available at law or in equity.

     (f) Severability. If any provision hereof or the application of such provision to any party or any circumstances shall be held invalid or unenforceable to any extent, the remainder thereof and the application of such provision to other circumstances shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by applicable law and such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof.

     (g) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DPL INC.

By:

Title:

THE DAYTON POWER AND LIGHT COMPANY

By:

Title:

PETER H. FORSTER

Prepared by:

Chernesky, Heyman & Kress P.L.L.
10 Courthouse Plaza, S.W.
Suite 1100
Dayton, Ohio 45402
(937) 449-2800

ANNEX A

MVE INCENTIVE PROGRAM

AMENDED

     For the calendar year of 2000 and for each calendar year thereafter, DPL Inc. and its subsidiaries (the “Companies”) shall pay to Mr. Forster for each such calendar year a bonus equal to (a) 2% of the cumulative cash distributed to or on behalf of any of the Companies attributable to each separate investment made by any private equity partnership (or similar investment vehicle) in which any of the Companies has invested at any time (whether before or after the date hereof) prior to the expiration or termination of this Agreement determined after recovery of the amount actually invested in such separate investment, attributable to the Companies’ investment in such investment vehicle and all related expenses, less (b) the aggregate amount of all bonuses previously paid to Mr. Forster with respect to such investment in all prior years. If any private equity investment has resulted in a loss, such loss should be taken into account in such calculation, in which case that loss shall reduce the cash return for such calendar year and, to the extent it exceeds that year’s cash return, the excess loss shall be carried forward to subsequent years until fully applied.

     The selection, ongoing management of partnerships and integration of investments with the long-term strategic plans of DPL requires continuity of the key players. The purpose of this program is to motivate and retain key people in both the near and future term.

     Therefore, the same incentive program outlined above will apply to other MVE principals. The same terms and conditions will apply except the principals will split 2% of the annual net cumulative cash distributed to or on behalf of the Companies. Additionally, up to 1% of the net distributed cash can be shared by the staff of MVE for a program total not to exceed 5% of the cumulative distributed cash.

     The determination of incentive payouts will be based on the following:

PRIVATE EQUITY

  Partnership approach – accounting by individual Partnerships
  Partnership management fees – recognized as reported.
  Losses/Write-offs – recognized as reported
  Annual calculation of return on investments. Cash basis for determining gains and losses. (each separate investment + management fees – investment proceeds) = basis for incentive

EQUITY SECURITIES
  The reported annual gain or loss of each equity fund managed by MVE will be included in the net annual performance results of MVE.

Incentive calculated on net annual performance of entire array of MVE managed portfolio gains/losses.

December 15, 2000

Mr. Peter H. Forster
Chairman of the Board
DPL Inc.
P.O. Box 8815
Dayton, OH 45401

Dear Pete:

The Compensation Committee has been reviewing the Company’s compensation structure for senior executives and other key personnel including the severance arrangements that are presently in place. The Committee has modified the existing severance arrangements, and relevant changes will be applicable to your December 31, 1996 consulting agreement. The changes, as applicable to you, are as follows:

Entitlement to Benefits After a Change of Control

  The Committee has determined that it would be in the best interests of DPL Inc. and The Dayton Power and Light Company (collectively the “Company”) to modify the existing severance arrangements so that key executives such as yourself will be entitled to severance benefits upon the consummation of a Change of Control. Included in Exhibit B to this letter is revised language to Section 12(c) of your consulting agreement with the Companies dated December 31, 1996 (the “Consulting Agreement”) which will reflect this change. In addition, you may elect to defer all or a portion of the payment to which you become entitled under Section 12(d) of your Consulting Agreement by executing a Deferral Election Form in the form attached as Exhibit A to this letter, in which event any amount so deferred shall be credited to your Standard Deferral Account in the 1991 Amended Directors’ Deferred Compensation Plan.

Covenant Not to Compete

  Given your knowledge and experience as to the electric power industry and the business activities that DPL Inc. and it affiliates are pursuing and may in the future pursue throughout the United States, the Committee has determined that it would be

Mr. Peter H. Forster

December 15, 2000

in the best interests of the Company to amend your Consulting Agreement to include a geographically broad covenant not to compete that would apply in the event of the consummation of a Change of Control. Included in Exhibit B is revised language to Section 12(d) of your Consulting Agreement that accomplishes this.

Other Changes

  There are other revisions to Section 12 of a minor nature (e.g., with respect to the timing of payments under Section 12).

Section 12 of the Consulting Agreement, restated to reflect the above revisions, is attached as Exhibit B.

We ask that you execute the duplicative copy of this letter where indicated below that will express your acknowledgement and agreement to the above-referenced changes effective immediately.

Very truly yours,

Stephen F. Koziar, Jr., Esq

ACKNOWLEDGED AND AGREED TO:

.
Peter H. Forster

Dated:

EXHIBIT B

Section 12. Obligations of the Companies Upon Termination and/or a Change of Control.

     (a) Generally. Upon termination of this Agreement for any reason (including, without limitation, by reason of the expiration of the Term), the Companies shall:

        (i) pay to Mr. Forster in cash not later than the Date of Termination the amount of any compensation payable to Mr. Forster pursuant to Section 2(c)(i) or 3(b) through the Date of Termination to the extent not theretofore paid;

        (ii) provide benefits under, or benefits substantially equivalent to benefits under, the standard medical plan which was available to management and professional employees of the Companies in 1986 to Mr. Forster and his spouse for life and to any dependents of Mr. Forster for so long as, and to the extent that, his dependents would otherwise be covered under such plan;

        (iii) pay to Mr. Forster the amounts required to be paid to him pursuant to the second sentence of Section 3(b);

        (iv) pay or make available to Mr. Forster all other accrued benefits of any kind to which he is, or would otherwise have been, entitled through the Date of Termination.

Upon such termination, all earned and vested Stock Awards granted to Mr. Forster under the Directors’ Deferred Stock Plan and all compensation deferred by Mr. Forster in accordance with the Directors’ Deferred Compensation Plan shall be payable to Mr. Forster in accordance with such plans.

     (b) Severance Benefits Upon Termination in Certain Events. In addition to the payments and benefits provided for in Section 12(a), if this Agreement is terminated prior to the expiration of the Term (x) by Mr. Forster pursuant to Section 11(c) or (y) by the Companies other than pursuant to Section 11(b), and, as a result of such termination, Mr. Forster is not entitled to the severance benefits provided for in Section 12(d), then:

        (i) the Companies shall pay to Mr. Forster as severance compensation in a lump sum in cash not later than the Date of Termination an amount equal to the aggregate amount of the base annual consulting fees which would have been payable to Mr. Forster pursuant to Section 3(b) during the remainder of the Term;

        (ii) all unearned and/or unvested Stock Incentive Units awarded to Mr. Forster under the MSIP, and all unearned and/or unvested Stock Awards awarded to Mr. Forster under the Directors’ Deferred Stock Plan, shall be deemed to be fully earned and vested and such Stock Incentive Units and such Stock Awards shall be payable to Mr. Forster in accordance with the MSIP and the Directors’ Deferred Stock Plan; and

     (iii) the Companies shall, at their expense, continue to provide to Mr. Forster benefits substantially equivalent to the benefits required to be provided to him pursuant to Section 3(d) during, subject to Section 12(a)(ii), the remainder of the Term.

     (c) Entitlement to Benefits After a Change of Control. In addition to the payments and benefits provided for in this Agreement, if a Change of Control shall have occurred (other than a Change of Control consisting only of the commencement of a tender offer or the entering into of an agreement referred to in clauses (ii) or (iii) of the definition of Change of Control), Mr. Forster shall be entitled to the payments and benefits provided in Section 12(d); for purposes of Section 12(d), the date of the Change of Control shall be deemed to be the “Date of Termination.” Upon a Change of Control consisting only of the commencement of a tender offer or the entering into of an agreement referred to in clauses (ii) or (iii) of the definition of Change of Control, then upon any subsequent termination of this Agreement at any time within 36 months following the occurrence of any such event and prior to a Change of Control referred to in clauses (iv) or (v) or the consummation of a tender offer referred to in clause (i) of the definition of Change of Control, Mr. Forster shall be entitled to the severance benefits provided for in Section 12(d), unless such termination is:

     (i) by the Companies on account of Mr. Forster’s Disability or for Cause,

     (ii) by Mr. Forster without Good Reason, or

     (iii) on account of Mr. Forster’s death.

Notwithstanding the foregoing or any other provision of this Agreement, if (x) the event constituting a Change of Control is only the commencement of a tender offer or the entering into of an agreement referred to in clauses (ii) or (iii) of the definition of Change of Control, (y) the tender offer or agreement is abandoned for terminated and (z) a majority of the Original Directors and/or their Successors (as such terms are defined within the definition of “Change of Control”) determine that the tender offer or agreement will not effectuate or result in a subsequent Change of Control and gives Mr. Forster written notice of such determination, then, as to that particular event only, a subsequent termination of this Agreement will not entitle Mr. Forster to the benefits provided for in Section 12(d). For purposes of this Agreement, termination of this Agreement shall be deemed to have occurred within 36 months following the occurrence of a Change of Control if a Notice of Termination with respect thereto is given within such 36 month period.

     (d) Payments and Benefits After a Change of Control. If this Agreement is terminated under circumstances which, pursuant to Section 12(c), entitle Mr. Forster to receive payments and benefits pursuant to this Section 12(d), then:

     (i) the Companies shall pay to Mr. Forster as severance compensation in a lump sum in cash not later than the Date of Termination (or in the case of payments under (2), if, and to the extent the amount of such payments are not known or calculable as of such due date, as soon as the amount is known or calculable) an amount equal to the sum of : (x) 200% of the base annual consulting fees payable to Mr. Forster pursuant to Section 3(b) as amended by the DPL Inc. Board of Directors on January 30, 2001, (y) 200% of the average annual bonus paid to Mr. Forster for the three calendar years immediately preceding the year in which the Date of Termination occurs, whether paid pursuant to the MICP or pursuant to clauses (ii) or (iii) of the first sentence of Section 3(b) and (z) any amount payable to Mr. Forster pursuant to Section 17;

      (ii) in consideration of Mr. Forster’s agreeing to the following covenant not to compete, if Mr. Forster is entitled to a payment under Section 12(d)(i), the Companies shall pay to Mr. Forster an additional amount equal to one-half (1/2) the amount payable under Section 12(d)(i). In consideration of the Companies’ agreement to make this payment per the terms of this Section 12(d)(ii), Mr. Forster agrees that in the event and only in the event that he receives any payments under this Section 12(d), then during the term of this Agreement and for a period of two years after the Date of Termination, he will not, without the Companies’ prior written consent, engage, participate or be interested, directly or indirectly, in any business: (i) which is engaged in the continental United States in providing (as a public utility or otherwise) gas and/or electric power or services on a retail and/or wholesale basis or in providing energy marketing, aggregation and/or procurement services or (ii) which is engaged in any other business being conducted or proposed to be conducted by the Companies, except in each case for the management of or investment in financial assets. Furthermore, except as related to the management of or investment in financial assets, Mr. Forster agrees that, during the aforementioned two year period, he will not (i) directly or indirectly, solicit for employment with Mr. Forster or any firm or entity with which he is associated, any employee of the Companies or otherwise disrupt, impair, damage or interfere with the Companies’ relationship with its employees; (ii) solicit for his own behalf or on behalf of any other person(s), any customer of the Companies that has purchased goods from the Companies at any time in the twelve (12) months preceding the Date of Termination or that the Companies are actively soliciting, for the purpose of marketing or distributing any product or service competitive with any product or service then offered by the Companies in any geographic market where the Companies are doing or preparing to do business; or (iii) engage himself or be affiliated with any person(s), in the development or marketing, including but not limited to the establishment of product prices, of any product which will compete with any product the Companies are then developing or marketing in any geographic market where the Companies are doing or preparing to do business;

     (iii) all unearned and/or unvested Stock Incentive Units awarded to Mr. Forster under the MSIP, and all unearned and/or unvested Stock Awards awarded to Mr. Forster under the Directors’ Deferred Stock Plan, shall be deemed to be fully earned and vested and such Stock Incentive Units and Stock Awards shall be payable to Mr. Forster in accordance with the MSIP and the Directors’ Deferred Stock Plan; and

     (iv) the Companies shall, at their expense, continue to provide to Mr. Forster benefits substantially equivalent to the benefits required to be provided to him pursuant to Section 3(d) until, subject to Section 12(a)(ii), the third anniversary of the Date of Termination.

     (e) No Mitigation. The benefits provided under Sections 12(b) and (d) shall not be treated as damages, but rather shall be treated as severance compensation, and consideration for an agreement not to compete, to which Mr. Forster is entitled under the terms and conditions set forth herein. Mr. Forster shall not be required to mitigate the amount of any benefit provided for in Sections 12(b) or (d) by seeking employment or otherwise.